Exhibit 99.1

MBIA Inc. Reports Full Year and Fourth Quarter 2008 Results

ARMONK, N.Y.--(BUSINESS WIRE)--March 2, 2009--MBIA Inc. (NYSE: MBI):

Summary

  Adjusted Book Value (ABV) per share, a non-GAAP measure, increased to $40.06 at December 31, 2008 from $37.55 at September 30, 2008 and declined from $77.89 at December 31, 2007.
  The Company recorded a net loss of $2.7 billion, or $12.29 per share, for the full year 2008, compared with a net loss of $1.9 billion, or $15.17 per share, for the full year 2007.
  The Company recorded a net loss of $1.2 billion, or $5.30 per share, for the fourth quarter of 2008 compared with a net loss of $2.3 billion, or $18.55 per share, for the same period of 2007.
  The Company successfully commuted or restructured its exposure to four impaired multi-sector CDOs in the fourth quarter, reducing its exposure to these transactions by approximately $2.7 billion in exchange for payments totaling $558 million, net of reinsurance and salvage. The Company had already recognized $483 million in credit impairments on these exposures.
  The Company increased by $642 million in the fourth quarter its expectations for pre-tax credit impairments, a non-GAAP measure, on insured credit derivatives referencing selected multi-sector CDOs.
  Net premiums written were $1.5 billion and $261 million for the full year and fourth quarter of 2008, up 66 percent and 10 percent, respectively, from $892 million and $238 million in the comparable periods of 2007. The growth in net premiums written was primarily driven by MBIA Insurance Corporation’s reinsurance of a portfolio of U.S. public finance bonds originally insured by Financial Guaranty Insurance Company (FGIC).

  Subsequent to the fourth quarter, the Company consummated a series of transactions that resulted in the establishment of a separate domestic public finance bond insurance company and the reinsurance of all $554 billion of MBIA Insurance Corp.’s domestic public finance policies by that company, which is expected to be renamed National Public Finance Guarantee Corporation (National). As a result of these transactions, which took place on February 17, 2009, MBIA Insurance Corporation and National are separately capitalized and managed entities, each with adequate capital to meet its expected obligations to policyholders. Both are wholly-owned subsidiaries of MBIA Inc. The transaction is intended to establish a U.S. public finance-only insurance company with strong capital, a public finance-only book of business and high, stable ratings to respond to investor demand. The Book Value and Adjusted Book Value of MBIA Inc.’s operations have been calculated as follows:
(all amounts per share)	National	MBIA Corp.	ALM	Corporate	Total

Book Value	$10.97	$5.16	($10.53)	($0.82)	$4.78
Adjusted Book Value*	$17.99	$26.13	($3.26)	($0.80)	$40.06
*A non-GAAP calculation adjusted for items that are expected to impact stockholders' equity in future periods, providing a comprehensive measure of the value of the Company.

Liquidity

  As of December 31, 2008, MBIA Insurance Corporation held approximately $2.5 billion in cash and short-term investments. Its investment portfolio remains well diversified, liquid and of average Double-A-rated credit quality, as evidenced by only a single asset impairment of less than $9 million in 2008.
  As of December 31, 2008, the Corporate segment of MBIA Inc. had $416 million in cash and short-term investments, after deploying $600 million to enhance the liquidity of the Asset Liability Management (ALM) portfolio in the Investment Management segment in November. Total cash and investments in the Corporate segment at December 31, 2008 were $452 million.

  As of December 31, 2008, the ALM business had $3.8 billion in cash and short-term investments versus $2.4 billion in terminable liabilities. The Company has enhanced the liquidity of the ALM business throughout 2008 by selling assets, accessing cash and liquidity resources of the Corporate segment of MBIA Inc. and establishing an intercompany repurchase agreement facility with MBIA Insurance Corporation. Consequently, the Company believes that it has adequate resources to cover all cash outflows and collateral posting requirements on the ALM portfolio under current conditions and irrespective of ratings.
  During the fourth quarter, the Company repurchased 22.8 million shares of its common stock at an average price of $5.74. The Company repurchased a total of 30.5 million shares in 2008 at an average price of $7.25.
  For the full year 2008, on a consolidated basis, the Company recorded $410 million in pre-tax net gains on the extinguishment of approximately $2.0 billion of debt. In addition, in the fourth quarter MBIA repurchased perpetual preferred stock of MBIA Insurance Corporation at a substantial discount.

MBIA Inc. (NYSE: MBI) today reported a net loss of $2.7 billion, or $12.29 per share, for the full year 2008, compared with a net loss of $1.9 billion, or $15.17 per share, for the full year 2007. For the fourth quarter of 2008, the net loss was $1.2 billion, or $5.30 per share, compared with a net loss of $2.3 billion, or $18.55 per share, for the same period of 2007. The $1.2 billion net loss in the fourth quarter was primarily driven by a $1.7 billion pre-tax unrealized net loss (mark-to-market) on insured derivatives and a $534 million pre-tax net realized loss on insured derivatives. Partially offsetting the realized and unrealized losses in the fourth quarter were $267 million in premiums earned, $264 million in pre-tax net investment income, $198 million in pre-tax net unrealized gains on financial instruments at fair value and foreign exchange, and $91 million in pre-tax net gains on the extinguishment of debt.

“The worst credit crisis since the Great Depression has stressed and bruised our Company, and cost our shareholders dearly over the past 18 months as reflected in both our financial statements and our stock price,” said Jay Brown, MBIA CEO. “Despite the significant additional loss impairments that we recognized in the quarter, we were able to increase our embedded value through careful use of available liquidity. We moved aggressively and successfully to raise liquidity to support the de-leveraging of our asset liability business, commute and restructure some of our most seriously impaired multi-sector CDO contracts and meet expected claim payments on our second lien mortgage exposures. After those actions, we still have adequate levels of liquidity in our operating segments and at our holding company. Most importantly, we have now recapitalized National to protect all of our current U.S. public finance policyholders and we intend to raise additional capital, which will result in increased embedded value to our shareholders as it accelerates our reentry into the domestic municipal bond insurance market.”

Insurance Operations

As previously announced, MBIA Insurance Corporation reinsured a portfolio of U.S. public finance bonds insured by FGIC with total net par outstanding of $181 billion. The net premiums written associated with the reinsurance transaction totaled $105 million in the fourth quarter and $916 million for the third and fourth quarters combined. The Company also reassumed approximately $11 billion in previously ceded par from five reinsurers during the fourth quarter, which contributed $43 million to net premiums written. As a result of the FGIC transaction and the reinsurance reassumptions, in the fourth quarter of 2008 net premiums written increased by 10 percent to $261 million from $238 million in the fourth quarter of 2007. Other than these transactions, MBIA wrote minimal new business in 2008. For the full year 2008, net premiums written totaled $1.5 billion, up 66 percent from $892 million in 2007. The FGIC transaction had a positive impact on the Company’s income statement as well, as the $43 million in premiums earned that it contributed in the fourth quarter resulted in a 27 percent increase in total premiums earned, to $267 million, from $209 million in the fourth quarter of 2007. For the full year 2008, premiums earned increased 19 percent, to $1.0 billion from $856 million for the full year 2007.

Pre-tax net investment income in the insurance segment declined 7 percent in the fourth quarter of 2008 to $137 million from $147 million in the fourth quarter of 2007. A 17 percent increase in average invested assets was more than offset by lower average yields resulting from the Company’s shift toward a greater proportion of cash and short-term investments.

The Company incurred $26 million in loss and loss adjustment expenses in the fourth quarter as a result of its normal formula-based approach to loss reserving. At December 31, 2008, the Company’s unallocated loss reserve totaled $232 million. In compliance with FAS 163, effective January 1, 2009 the Company will no longer maintain an unallocated loss reserve.

As part of the ongoing review of the performance expectations for the Company’s insured portfolio, the Company monitors and discloses a non-GAAP measure, credit impairments. Credit impairments are the present value of future expected loss payments on insured credit derivatives. In the fourth quarter of 2008, the Company recognized $642 million in such credit impairments. Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company regards the changes in credit impairment estimates as critical information for investors since the credit impairment estimates reflect the present value of amounts the Company expects to pay in claims. Other than the credit impairments, the Company expects the unrealized gains and losses in fair value (marks-to-market) over time to be reversed upon the maturities of the transactions. While the Company believes that its current estimates for loss reserves and credit impairments on insured credit derivatives for its housing-related exposures will adequately address potential losses, it will continue to monitor the performance of the collateral underlying these exposures and adjust its loss reserves and credit impairment estimates in future periods should actual performance deviate from current expectations.

The net par outstanding of MBIA’s insured portfolio totaled $787 billion at December 31, 2008, compared to $679 billion at December 31, 2007. Excluding the FGIC reinsurance transaction, MBIA’s insured portfolio decreased by $73 billion during 2008 through maturities, amortization and refundings of insured exposure, partially offset by the reassumption of previously ceded exposure from five reinsurers.

The Company successfully commuted or restructured its exposure to four impaired multi-sector CDOs in the fourth quarter. In exchange for payments totaling $558 million, net of reinsurance and salvage, MBIA reduced its exposure to these transactions by approximately $2.7 billion. Credit impairments for these commuted multi-sector CDOs had already been $483 million as of September 30, 2008. The commutations and restructurings are expected to reduce future volatility in MBIA’s insured portfolio and are accretive to its capital position under rating agency models since the payment amounts were considerably lower than the rating agencies’ stress case loss assumptions.

In the fourth quarter, MBIA reassumed approximately $11 billion in previously ceded par value exposure from five reinsurers and received $43 million in related unearned premium from the reinsurers. In addition, the Company received $127 million from the reinsurers reflecting the case loss reserves and other amounts on the reassumed business in consideration of its agreement to reassume these exposures. The Company also terminated an agreement covering approximately $3.5 billion in exposure under which it was entitled to reimbursement for losses. The agreement was accounted for under deposit accounting. The total payment received by the Company in connection with the termination of this transaction was $30 million, and the Company recorded a related $29 million pre-tax gain on the extinguishment of this agreement. The total increase to cash from these transactions was $200 million.

During 2008, MBIA paid a total of $1.4 billion in claims associated with its second lien residential mortgage exposures, including $483 million net of reinsurance in the fourth quarter. Based upon a thorough analysis of the claims paid, MBIA has found that these claims largely resulted from defaulted mortgages that were ineligible assets in the securitizations the Company insured. The Company has commenced litigation against the two largest seller/servicers for reimbursement of these amounts, and while such reimbursements could be considerable, MBIA’s loss estimates do not yet include the benefit of potential recoveries. In addition, as noted above, MBIA paid a total of $558 million on its insured credit derivative exposures in the fourth quarter, net of reinsurance and salvage, in connection with commutations and restructurings of four transactions.

MBIA Insurance Corporation’s operating cash flow during 2008 was $20 million while financing and investing flows were $926 million, driven by maturities, redemptions and net sales of invested assets, as well as the proceeds of the issuance of surplus notes and equity offerings in the first quarter. For 2007, operating cash flow was $977 million and financing and investing flows were negative $1.0 billion. The cash and cash equivalents balance as of December 31, 2008 was $1.1 billion, an increase of $946 million from year-end 2007. Total cash and short-term investments at year-end was $2.5 billion.

Gross insurance operating expenses (prior to deferrals or the amortization of previously deferred amounts) declined 14 percent in the fourth quarter of 2008, to $55 million from $65 million in the fourth quarter of 2007. A 41 percent decline in compensation related expenses was partially offset by increased consulting and legal expenses related to the FGIC transaction and to the Company’s efforts to realign its business operations for the future. For the full year, gross insurance operating expenses declined 20 percent to $198 million from $248 million in 2007. As was the case for the fourth quarter, lower compensation expenses were partially offset by increases in consulting and legal expenses. While the Company has achieved substantial expense reductions, insurance operating expenses recognized on the Company’s income statement increased by 63 percent and 56 percent for the fourth quarter and full year 2008, respectively, due to a substantial decrease in deferred expenses resulting from reduced new business activities.

The Company recognized a $1.7 billion pre-tax unrealized net loss (mark-to-market) on insured derivatives in the fourth quarter and a $1.8 billion pre-tax unrealized net loss for the full year 2008. The table below estimates the sources of the fourth quarter unrealized net loss on insured credit derivatives.

	Spread Changes	Credit Migration	Collateral Erosion	Time to Maturity	Change in Libor	Non-Performance Risk	Reinsurer Collectability	Other	Total
$ millions
Multi-sector CDO	(161)	(83)	(1,982)	34	(336)	1,127	(109)	1,271	(239)
Multi-sector CDO-squared	(76)	(35)	(2)	21	(228)	134	(28)	284	70
Commercial Real Estate/CMBS	(818)	(7)	(11)	(1,191)	(478)	1,859	(54)	336	(364)
Corp/Other	(3,425)	(397)	(76)	105	(666)	2,991	(97)	423	(1,142)
Total	(4,480)	(522)	(2,071)	(1,031)	(1,708)	6,111	(288)	2,314	(1,675)

Spreads on collateral in the Company’s insured CDOs widened in the quarter, subordination was eroded in the insured multi-sector CDOs, the expected life of the Company’s commercial real estate exposures was extended to reflect a reduced probability of early calls prior to maturity, and the LIBOR-based discount rate used in the Company’s mark-to-market calculations declined, which increased the loss. In particular, increases on spreads on corporate bonds combined with certain levered deal structures in Corporate CDOs increased the loss. Substantially offsetting these effects was an adjustment for the market’s perception of MBIA’s and its reinsurers’ creditworthiness to all theoretical cash outflows in the fair value models. The “Other” category above includes the reversal of the mark-to-market on commuted transactions as well as eliminations.

As noted earlier, in the fourth quarter the Company recognized $642 million in credit impairments associated with its exposure to certain multi-sector CDOs. Credit impairments represent the present value of future expected cash payments on the transactions. The total impairment for MBIA’s insured credit derivatives was $1.2 billion at year-end 2008. As of December 31, 2008, the Company carried a net derivative liability of $5.5 billion for all insured credit derivatives. While the net derivative liability reflects an adjustment for the market’s perception of MBIA’s and its reinsurers’ creditworthiness, the present value of expected future cash payments does not.

In addition to the pre-tax unrealized net loss on insured derivatives, the Company incurred a $534 million pre-tax realized loss on insured derivatives for the fourth quarter and full year 2008 to reflect losses paid on insured derivatives, net of reinsurance, salvage and $23 million received in connection with reinsurance commutations.

Pre-tax net realized losses on investments in the insurance segment totaled $103 million in the fourth quarter and $35 million for the full year 2008. The pre-tax net realized losses in both the quarter and full year were primarily driven by liquidity management activities. The Company sold assets to enhance its cash position to pay claims on its insured exposures, to provide a cushion against future loss payments and to support the ALM business.

Investment Management Services

Average assets under management in the Investment Management Services (IMS) segment for the full year 2008 were $56.8 billion, down 14 percent from $66.0 billion in 2007. Ending assets under management at December 31, 2008 were $43.6 billion, down 31 percent from $63.3 billion at December 31, 2007. The decline is primarily attributable to maturities, terminations and repurchases in the ALM and conduit segments. Assets under management in the Advisory Services business declined by 3 percent in the twelve months ended December 31, 2008 to $31.9 billion from $32.8 billion at December 31, 2007. While assets under management fell primarily as a result of market value declines, the Company had strong investment performance in its third party advisory business and continued to add new accounts in this business line.

The pre-tax net loss for the IMS segment was $51 million in the fourth quarter and $1.4 billion for the full year 2008. The fourth quarter results were primarily driven by lower ALM contract balances, lower net interest spread resulting from sales of assets and reinvestment in cash to meet potential termination payments as well as the additional cost of liquidity borrowings from external and intercompany sources. Pre-tax net gains on the extinguishment of debt totaling $56 million and a pre-tax net gain of $40 million on financial instruments at fair value and foreign exchange in the fourth quarter were offset by $97 million in pre-tax net realized losses primarily related to the ALM business. The net realized losses resulted from the recognition of other-than-temporary impairments to securities offset by gains on asset sales and terminated total return swaps used as hedges.

The full year results for the IMS segment were driven by lower net interest spread and higher liquidity costs, as well as by pre-tax net realized losses of $1.2 billion primarily related to asset sales and other-than-temporary impairments on investments, and $483 million in pre-tax net losses on financial instruments at fair value and foreign exchange (marks-to-market). Partially offsetting the losses were $341 million in pre-tax net gains on the extinguishment of debt, primarily resulting from repurchases of medium term notes at discounts.

The Company estimates that approximately $774 million of the IMS segment’s net realized losses of $1.2 billion for the year resulted from asset sales in the ALM portfolio to meet ratings-triggered collateral posting and termination payment requirements. The losses on investments were partially offset by a cumulative $427 million in gains on credit derivatives that economically hedged the change in value of a portion of the investments sold. Changes in the value of credit derivatives had been recorded on the Company’s income statements over time.

Holding Company Activities

Pre-tax net income from the Corporate segment totaled $100 million in the fourth quarter primarily driven by a $105 million pre-tax gain resulting from a positive mark on the Company’s outstanding common stock warrants due to a decrease in MBIA’s stock price as of quarter-end and greater volatility in its stock price over the quarter.

During the fourth quarter of 2008, the Company repurchased approximately 22.8 million shares of its common stock at an average price of $5.74 for a total of 30.5 million shares repurchased in 2008. Approximately $119 million of repurchase authorization remains available under the Company’s $1 billion share buyback program, which was reinstated by the Company’s board of directors in the third quarter of 2008. As of December 31, 2008, the Company had 207,920,897 shares outstanding. The Company also repurchased approximately $127 million par amount of its outstanding corporate debt in 2008, resulting in a net gain of $30 million for the year, including $6 million in the fourth quarter.

Liquidity and Capitalization

As of December 31, 2008, MBIA Insurance Corporation held approximately $1.1 billion in cash and cash equivalents and an additional $1.4 billion of short-term investments. Its investment portfolio remains well diversified, liquid and of average Double-A-rated credit quality. As of the same date, the Corporate segment of MBIA Inc. had $95 million in cash and cash equivalents and an additional $321 million of short-term investments after deploying $600 million to enhance the liquidity of the ALM portfolio in November. The total is approximately equal to holding company debt service requirements for the next five years.

The Company enhanced the liquidity of the ALM business throughout 2008 by selling assets, accessing cash and liquidity resources of the Corporate segment of the holding company, MBIA Inc., and establishing an intercompany repurchase agreement facility with MBIA Insurance Corporation under which MBIA Inc. can transfer ALM assets to MBIA Insurance Corporation for up to $2 billion in cash. As a result of these actions, the Company believes that its resources, along with cash flows generated from the ALM assets will adequately provide for the cash outflows and collateral posting requirements of the business, irrespective of ratings.

As a result of the ALM asset portfolio rebalancing activities that took place in the second and third quarters of 2008 and other steps taken to enhance the liquidity of the ALM program, the Company was well positioned to absorb the impact of Moody’s downgrade of MBIA Insurance Corporation to Baa1 on November 7, 2008. Following the downgrade, $5.5 billion of Guaranteed Investment Contract (GIC) liabilities were terminated in accordance with their terms. As of December 31, 2008, MBIA had $12.0 billion in remaining outstanding liabilities related to its ALM business, of which $2.4 billion were terminable GICs and $2.6 billion were intercompany and inter-segment liabilities. The $2.4 billion in terminable GICs were eligible to be terminated by the GIC holders, but the GIC holders did not exercise their option to do so. Assets totaled $11.4 billion at December 31, 2008, excluding unrealized losses. Cash and short-term investments in the ALM portfolio totaled $3.8 billion at December 31, 2008, an amount sufficient to fund all potential GIC terminations. The remaining $9.6 billion in ALM liabilities consists of medium-term notes (MTNs) issued by MBIA Global Funding, LLC, (GFL), intercompany and inter-segment liabilities, term repurchase agreements and GICs that are not subject to termination provisions or collateralization upon a further downgrade.

In the fourth quarter, MBIA exercised its put option on its Committed Preferred Custodial Trust facility and sold to the related trusts $400 million of the perpetual preferred stock of MBIA Insurance Corporation. On December 22, 2008, the trusts distributed their assets to their investors and were dissolved. MBIA subsequently paid $12 million to repurchase perpetual preferred stock with a liquidation preference of $125 million. MBIA Insurance Corporation’s claims-paying resources totaled $15.0 billion at December 31, 2008 up $414 million from December 31, 2007, reflecting proceeds received from surplus notes and equity offerings offset by claims on insured second lien RMBS and the commutation of certain insured credit derivatives.

MBIA Inc. maintained a $500 million revolving credit line with a group of highly rated banks which was scheduled to expire in May 2011. The facility contained certain covenants related to the Company’s net worth and leverage whose calculation were affected by the Company's mark-to-market adjustments on insured derivatives, among other things. The Company had been seeking to amend the terms of the facility to exclude mark-to-market adjustments on insured credit derivatives from the definition of net worth. After consideration of the terms and conditions required to obtain such an amendment, MBIA elected to terminate the facility effective February 27, 2009. There were no outstanding borrowings under the credit line, and there were no early termination fees or premiums paid as a result of MBIA’s decision to terminate the facility.

Subsequent Event

On February 17, 2009, the Company consummated a series of transactions that resulted in the establishment of a separate domestic public finance bond insurance company and the reinsurance of all $554 billion of MBIA Insurance Corp.’s domestic public finance policies into that company, which is expected to be renamed National Public Finance Guarantee Corporation (National). As a result of these transactions, MBIA Insurance Corporation and National are separately capitalized and managed entities, each with adequate capital to meet its expected obligations to policyholders. Both are wholly-owned subsidiaries of MBIA Inc. The transaction is intended to establish a U.S. public finance-only insurance company with strong capital, a public finance-only book of business and high, stable ratings to respond to investor demand.

Book Value

MBIA's Book Value per share as of December 31, 2008 was $4.78 compared with $11.37 at September 30, 2008 and $29.16 at December 31, 2007. The reduction in the fourth quarter is primarily attributable to a net change in the fair value of insured derivatives (mark-to-market). The year-to-date reduction also includes increases in loss reserves and the impact of dilution from MBIA’s February 2008 equity offering.

Adjusted Book Value (ABV) per share, a non-GAAP measure, declined to $40.06 at the end of the fourth quarter from $77.89 at December 31, 2007, and increased from $37.55 at September 30, 2008. The full year decline in ABV per share was primarily due to the impact of dilution from MBIA’s February 2008 equity offering, increases in loss reserves, credit impairments and net realized losses as well as a reduction in expected future income from projected spread in the ALM business. These amounts were partially offset by an increase in after-tax net deferred premium revenue resulting from the FGIC reinsurance transaction and by share repurchases. The fourth quarter increase in ABV per share was primarily driven by share repurchases during the quarter.

The Company has calculated its ABV for four business activities: National Public Finance Guarantee Corporation, MBIA Insurance Corporation, MBIA’s ALM business, and MBIA Inc. (holding company activities). MBIA Insurance Corporation guarantees the principal liabilities of MBIA Asset Management. Other than that arrangement, the operating units have legal as well as business separation.

On a pro forma basis to reflect the series of transactions referenced in the Subsequent Event section above, the Book Value and Adjusted Book Value of MBIA Inc’s operations as of December 31, 2008 have been calculated as follows:

(all amounts per share)	National	MBIA Corp.	ALM	Corporate	Total

Book Value	$10.97	$5.16	($10.53)	($0.82)	$4.78
Adjusted Book Value*	$17.99	$26.13	($3.26)	($0.80)	$40.06

*A non-GAAP calculation adjusted for items that are expected to impact stockholders' equity in future periods, providing a comprehensive measure of the value of the Company.

Deferred Tax Asset

As of December 31, 2008, MBIA carried a net deferred tax asset of $2.4 billion on its balance sheet. The amount of the deferred tax asset, which can be used to offset future income, is driven by cumulative mark-to-market losses of $4.8 billion (excluding credit impairments) and unrealized losses recorded on the Company’s derivative and investment portfolios. Capital losses, which generated a portion of the deferred tax asset primarily associated with the rebalancing of the ALM portfolio, can only be used to offset available realized capital gains. Consequently, the Company has increased its previously established valuation allowance by $59 million in the fourth quarter to a total of $351 million against the portion of the deferred tax asset related to realized capital losses expected to be carried forward. As such, no net deferred tax asset is recorded for the Company’s realized capital losses on the sale and impairment of the investment portfolio. The Company believes that the income expected in the future will be sufficient to allow it to realize the full value of the remaining net deferred tax asset. However, the Company’s valuation allowance may increase or decrease in the future depending on the nature and amount of future realized capital gains and losses.

Implementation of FAS 163 Accounting Standard

In May 2008, the FASB issued FAS 163, “Accounting for Financial Guarantee Insurance Contracts – an interpretation of FASB Statement No. 60.” FAS 163 requires financial guarantee insurers to recognize and measure premium revenue based on the amount of insurance protection provided and the period in which it is provided and to recognize and measure claim liabilities based on the present value of expected net cash outflows to be paid, using a risk-free rate, in excess of the unearned premium revenue. FAS 163 does not apply to financial guarantee insurance contracts accounted for as derivative instruments within the scope of FAS 133. FAS 163 is effective for the Company prospectively as of January 1, 2009, except for the presentation and disclosure requirements related to claim liabilities which was implemented by the Company as of September 30, 2008. The cumulative effect of initially applying FAS 163 is required to be recognized as an adjustment to the opening balance of retained earnings for the fiscal year beginning January 1, 2009. The Company expects the adoption of FAS 163 to have a material impact on its consolidated balance sheets and results of operations. However, the amount is not known or reasonably estimable at this time as the Company is currently evaluating the required changes to its accounting processes and systems, which are significant.

Conference Call

MBIA will host a webcast and conference call for investors tomorrow, Tuesday, March 3, 2009 at 8:00 AM (EST) to discuss its fourth quarter and full year 2008 financial results and other matters relating to the Company. The dial-in number for the call is (877) 694-4769 in the U.S. and (404) 665-9935 from outside the U.S. The conference call code is 83859333. A live webcast of the conference call will also be accessible on www.mbia.com.

The webcast and conference call will consist of prepared remarks followed by a question and answer session. Questions for the event may be submitted in advance to ConferenceCallQuestions@mbia.com.

A replay of the call will be available approximately two hours after the completion of the call on March 3 until 5:00 p.m. on March 17 by dialing (800) 642-1687 in the U.S. or (706) 645-9291 from outside the U.S. The replay call code is also 83859333. In addition, a recording of the call will be available on MBIA's Web site approximately two hours after the completion of the call.

Forward-Looking Statements

This release contains statements about future results that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are not guarantees of future performance. There are a variety of factors, many of which are beyond MBIA's control, which affect the operations, performance, business strategy and results and could cause its actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements which speak only as of the date they are made. MBIA does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made. The reader should, however, consult any further disclosures MBIA may make in its future filings of its reports on Form 10-K, Form 10-Q and Form 8-K.

MBIA Inc., headquartered in Armonk, New York is a holding company whose subsidiaries provide financial guarantee insurance, fixed-income asset management, and other specialized financial services. The Company services its clients around the globe, with offices in New York, Denver, San Francisco, Paris, London, Madrid, Mexico City, Sydney and Tokyo. Please visit MBIA's Web site at www.mbia.com.

Explanation of Non-GAAP Financial Measures

The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

Adjusted Book Value (“ABV”): The Company believes the presentation of ABV, which includes items that are expected to impact shareholders’ equity in future periods and, in general, do not require any additional future performance obligation on the Company’s part and excludes gains and losses due to market value changes that have not been realized through sales or impairments of assets or extinguishment of liabilities, provides additional information that gives a comprehensive measure of the value of the Company. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.

Credit Impairments: Although MBIA’s income statement includes the change in fair value of insured credit derivatives, the Company believes the estimation of credit impairments, which are the present value of future expected loss and loss adjustment expense payments on insured credit derivatives, provides additional important information for investors. Other than the impairments, the Company expects the gains and losses in fair value of insured credit derivatives to reverse over time.

MBIA INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31, 2008	December 31, 2007

Assets

Investments:
Fixed-Maturity Securities Held as Available-For-Sale, at Fair Value
(Amortized Cost $13,245,574 and $30,199,471) (Includes Hybrid Financial Instruments at Fair Value $25,498 and $596,537)	$11,223,716	$29,589,098
Investments Held-To-Maturity, at Amortized Cost
(Fair Value $3,109,248 and $5,036,465)	3,156,969	5,053,987
Investments Pledged as Collateral, at Fair Value
(Amortized Cost $1,101,929 and $1,243,245)	845,887	1,227,153
Short-Term Investments Held as Available-For-Sale, at Fair Value
(Amortized Cost $4,728,090 and $4,915,581)	4,693,283	4,915,581
Short-Term Investments Held-To-Maturity, at Amortized Cost (Fair Value $485,857 and $545,769)	498,865	549,127
Other Investments	220,412	730,711
Total Investments	20,639,132	42,065,657

Cash and Cash Equivalents	2,279,783	263,732
Accrued Investment Income	253,589	590,060
Deferred Acquisition Costs	560,632	472,516
Prepaid Reinsurance Premiums	216,609	318,740
Reinsurance Recoverable on Paid and Unpaid Losses	173,548	82,041
Goodwill	76,938	79,406
Property and Equipment (Net of Accumulated Depreciation)	105,364	104,036
Receivable for Investments Sold	77,464	111,130
Derivative Assets	1,419,707	1,722,696
Current Income Taxes	240,871	142,763
Deferred Income Taxes, Net	2,374,164	1,173,658
Other Assets	1,239,273	288,639
Total Assets	$29,657,074	$47,415,074

Liabilities and Shareholders' Equity

Liabilities:
Deferred Premium Revenue	$ 3,424,402	$ 3,107,833
Loss and Loss Adjustment Expense Reserves	1,557,884	1,346,423
Investment Agreements	4,666,944	16,107,909
Commercial Paper	-	850,315
Medium-Term Notes (Includes Hybrid Financial Instruments at Fair Value $176,261 and $399,061)	6,339,527	12,830,777
Variable Interest Entity Notes	1,791,597	1,355,792
Securities Sold Under Agreements to Repurchase	802,938	1,163,899
Short-Term Debt	-	13,383
Long-Term Debt	2,396,059	1,225,280
Deferred Fee Revenue	44,989	15,059
Payable for Investments Purchased	239	41,359
Derivative Liabilities	7,045,598	5,037,112
Other Liabilities	564,879	664,128
Total Liabilities	28,635,056	43,759,269

Minority Interest in Consolidated Subsidiaries	27,598	-

Shareholders' Equity:
Common Stock	273,200	160,245
Additional Paid-in Capital	3,050,506	1,649,511
Retained Earnings	1,629,187	4,301,880
Accumulated Other Comprehensive Loss	(1,775,954)	(490,829)
Treasury Stock	(2,182,519)	(1,965,002)
Total Shareholders' Equity	994,420	3,655,805

Total Liabilities, Minority Interest and Shareholders' Equity	$29,657,074	$47,415,074

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Three Months Ended December 31, 2008
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations(1)	Derivative Reclassification(2)	Consolidated

Gross Premiums Written	$237,022	$-	$-	$237,022	$(5,666)	$(39,266)	$192,090
Ceded Premiums	24,041	-	-	24,041	137	6,622	30,800
Net Premiums Written	261,063	-	-	261,063	(5,529)	(32,644)	222,890
Revenues:
Premiums Earned	266,656	-	-	266,656	(5,529)	(34,137)	226,990
Net Investment Income	137,001	117,754	8,826	263,581	(10,827)	11,598	264,352
Fees and Reimbursements	4,082	10,531	-	14,613	(3,403)	(523)	10,687
Realized Gains (Losses) and Other Settlements on Insured Derivatives	(534,355)	-	-	(534,355)	-	34,660	(499,695)
Unrealized Losses on Insured Derivatives	(1,674,707)	-	-	(1,674,707)	-	-	(1,674,707)
Net Change in Fair Value of Insured Derivatives	(2,209,062)	-	-	(2,209,062)	-	34,660	(2,174,402)
Net Realized Gains (Losses)	(103,244)	(97,302)	5,446	(195,100)	-	(144,177)	(339,277)
Net Gains on Financial Instruments at Fair Value and Foreign Exchange	53,280	39,759	105,110	198,149	-	133,570	331,719
Net Gains on Extinguishment of Debt	28,947	56,454	5,829	91,230	-	-	91,230

Total Revenues	(1,822,340)	127,196	125,211	(1,569,933)	(19,759)	991	(1,588,701)

Expenses:
Losses and Loss Adjustment	25,535	-	-	25,535	-	-	25,535
Amortization of Deferred Acquisition Costs	11,658	-	-	11,658	-	-	11,658
Operating	57,102	18,242	8,556	83,900	(2,492)	-	81,408
Interest	48,727	160,361	16,203	225,291	(17,267)	991	209,015

Total Expenses	143,022	178,603	24,759	346,384	(19,759)	991	327,616
Income (Loss) before Income Taxes	$(1,965,362)	$(51,407)	$100,452	$(1,916,317)	$-	$-	(1,916,317)

Benefit for Income Taxes							(756,474)

Net Loss							$(1,159,843)

	Three Months Ended December 31, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations(1)	Derivative Reclassification(2)	Consolidated

Gross Premiums Written	$267,480	$-	$-	$267,480	$(10,618)	$(39,855)	$217,007
Ceded Premiums	(29,239)	-	-	(29,239)	1,473	7,225	(20,541)
Net Premiums Written	238,241	-	-	238,241	(9,145)	(32,630)	196,466
Revenues:
Premiums Earned	209,488	-	-	209,488	(9,145)	(32,211)	168,132
Net Investment Income	146,815	424,530	(238)	571,107	4,049	3,933	579,089
Fees and Reimbursements	1,151	11,011	-	12,162	(2,853)	(44)	9,265
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	32,255	32,255
Unrealized Losses on Insured Derivatives	(3,369,010)	-	-	(3,369,010)	-	-	(3,369,010)
Net Change in Fair Value of Insured Derivatives	(3,369,010)	-	-	(3,369,010)	-	32,255	(3,336,755)
Net Realized Gains	17,189	2,617	4,256	24,062	-	209	24,271
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	110,921	228,589	925	340,435	-	(4,398)	336,037

Total Revenues	(2,883,446)	666,747	4,943	(2,211,756)	(7,949)	(256)	(2,219,961)

Expenses:
Losses and Loss Adjustment	836,690	-	-	836,690	-	-	836,690
Amortization of Deferred Acquisition Costs	16,759	-	-	16,759	-	-	16,759
Operating	35,130	26,997	5,405	67,532	(7,725)	-	59,807
Interest	19,849	380,148	20,193	420,190	(224)	(256)	419,710

Total Expenses	908,428	407,145	25,598	1,341,171	(7,949)	(256)	1,332,966
Income (Loss) before Income Taxes	$(3,791,874)	$259,602	$(20,655)	$(3,552,927)	$-	$-	(3,552,927)

Benefit for Income Taxes							(1,257,177)

Net Loss							$(2,295,750)

(1) Eliminations include:
(a) Elimination of intercompany premium income and expense.
(b) Elimination of intercompany asset management fees and expenses.
(c) Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS
(dollars in thousands)

	Twelve Months Ended December 31, 2008
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations(1)	Derivative Reclassification(2)	Consolidated

Gross Premiums Written	$1,533,155	$-	$-	$1,533,155	$(33,282)	$(162,701)	$1,337,172
Ceded Premiums	(55,035)	-	-	(55,035)	3,540	29,925	(21,570)
Net Premiums Written	1,478,120	-	-	1,478,120	(29,742)	(132,776)	1,315,602
Revenues:
Premiums Earned	1,016,083	-	-	1,016,083	(29,742)	(135,897)	850,444
Net Investment Income	584,388	951,257	31,141	1,566,786	4,006	(19,896)	1,550,896
Fees and Reimbursements	10,558	47,056	-	57,614	(13,587)	(1,087)	42,940
Realized Gains (Losses) and Other Settlements on Insured Derivatives	(534,355)	-	-	(534,355)	-	136,984	(397,371)
Unrealized Losses on Insured Derivatives	(1,822,679)	-	-	(1,822,679)	-	-	(1,822,679)
Net Change in Fair Value of Insured Derivatives	(2,357,034)	-	-	(2,357,034)	-	136,984	(2,220,050)
Net Realized Gains (Losses)	(35,138)	(1,203,040)	2,477	(1,235,701)	-	(516,344)	(1,752,045)
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	208,519	(483,478)	(3,047)	(278,006)	-	538,873	260,867
Net Gains on Extinguishment of Debt	38,927	341,065	30,353	410,345	-	-	410,345

Total Revenues	(533,697)	(347,140)	60,924	(819,913)	(39,323)	2,633	(856,603)

Expenses:
Losses and Loss Adjustment	1,318,001	-	-	1,318,001	-	-	1,318,001
Amortization of Deferred Acquisition Costs	74,805	-	-	74,805	-	-	74,805
Operating	207,609	84,337	31,406	323,352	(17,155)	-	306,197
Interest	190,222	926,315	74,781	1,191,318	(22,168)	2,633	1,171,783

Total Expenses	1,790,637	1,010,652	106,187	2,907,476	(39,323)	2,633	2,870,786
Loss before Income Taxes	$(2,324,334)	$(1,357,792)	$(45,263)	$(3,727,389)	$-	$-	(3,727,389)

Benefit for Income Taxes							(1,054,696)

Net Loss							$(2,672,693)

	Twelve Months Ended December 31, 2007
	Insurance	Investment Management Services	Corporate	Subtotal	Eliminations(1)	Derivative Reclassification(2)	Consolidated

Gross Premiums Written	$998,863	$-	$-	$998,863	$(37,963)	$(141,693)	$819,207
Ceded Premiums	(106,474)	-	-	(106,474)	6,355	25,107	(75,012)
Net Premiums Written	892,389	-	-	892,389	(31,608)	(116,586)	744,195
Revenues:
Premiums Earned	855,624	-	-	855,624	(31,608)	(115,750)	708,266
Net Investment Income	572,786	1,582,287	14,212	2,169,285	14,554	16,514	2,200,353
Fees and Reimbursements	20,832	48,004	-	68,836	(11,994)	(446)	56,396
Realized Gains and Other Settlements on Insured Derivatives	-	-	-	-	-	116,196	116,196
Unrealized Losses on Insured Derivatives	(3,726,782)	-	-	(3,726,782)	-	-	(3,726,782)
Net Change in Fair Value of Insured Derivatives	(3,726,782)	-	-	(3,726,782)	-	116,196	(3,610,586)
Net Realized Gains (Losses)	55,644	668	(4,988)	51,324	-	2,785	54,109
Net Gains (Losses) on Financial Instruments at Fair Value and Foreign Exchange	121,165	199,565	1,076	321,806	-	(20,606)	301,200
Insurance Recoveries	-	-	6,400	6,400	-	-	6,400

Total Revenues	(2,100,731)	1,830,524	16,700	(253,507)	(29,048)	(1,307)	(283,862)

Expenses:
Losses and Loss Adjustment	900,345	-	-	900,345	-	-	900,345
Amortization of Deferred Acquisition Costs	66,873	-	-	66,873	-	-	66,873
Operating	133,259	105,349	28,865	267,473	(28,601)	-	238,872
Interest	81,810	1,414,944	80,740	1,577,494	(447)	(1,307)	1,575,740

Total Expenses	1,182,287	1,520,293	109,605	2,812,185	(29,048)	(1,307)	2,781,830
Income (Loss) before Income Taxes	$(3,283,018)	$310,231	$(92,905)	$(3,065,692)	$-	$-	(3,065,692)

Benefit for Income Taxes							(1,143,744)

Net Loss							$(1,921,948)

(1) Eliminations include:
(a) Elimination of intercompany premium income and expense.
(b) Elimination of intercompany asset management fees and expenses.
(c) Elimination of intercompany interest income and expense pertaining to intercompany receivables and payables.
(2) Reclassification of derivative revenue and expense.

MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written(1)
(dollars in millions)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007

Adjusted Direct Premiums (2)	$1.6	$262.4	$75.3	$1,496.9

Adjusted Assumed Premiums	104.5	-	916.0	-

Adjusted Gross Premiums	106.1	262.4	991.3	1,496.9

Present Value of Estimated Future Installment Premiums (3)	-	(161.4)	(23.3)	(1,104.8)

Gross Upfront Premiums Written	106.1	101.0	968.0	392.1

Gross Installment Premiums Written	130.9	166.5	565.1	606.8

Gross Premiums Written	$237.0	$267.5	$1,533.1	$998.9

(1)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2)	A non-GAAP measure.
(3)

At December 31, 2008, September 30, 2008, June 30, 2008 and March 31, 2008 the discount rate was 5.03%, 4.50%, 4.67% and 4.98%, respectively, and at December 31, 2007, September 30, 2007, June 30, 2007 and March 31, 2007
the discount rate was 5.06%, 5.13%, 5.13% and 5.10%, respectively.

Net Income (Loss) per Common Share
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
Basic	($5.30)	($18.55)	($12.29)	($15.17)
Diluted	($5.30)	($18.55)	($12.29)	($15.17)

Weighted-Average Number of Common Shares Outstanding:
Basic	218,807,551	123,739,225	217,521,063	126,670,332
Diluted	218,807,551	123,739,225	217,521,063	126,670,332

MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
	December 31, 2008										December 31, 2007
	National		MBIA Corp.		ALM		Corporate		MBIA Inc.		MBIA Inc.

Book Value		$10.97		$5.16		($10.53)		($0.82)		$4.78		$29.16
After-tax Value of:
Cumulative Unrealized Loss on Insured
Credit Derivatives		0.00		16.93		0.00		0.00		16.93		18.83
Cumulative Impairments on Insured
Credit Derivatives		0.00		(3.78)		0.00		0.00		(3.78)		(1.04)
Unrealized Losses Included in OCI		0.00		1.15		7.85		0.02		9.02		4.35
Deferred Premium Revenue (1)	8.86		1.92		0.00		0.00		10.78		16.27
Prepaid Reinsurance Premiums (1)	(0.35)		(0.34)		0.00		0.00		(0.69)		(1.69)
Deferred Acquisition Costs	(1.23)		(0.52)		0.00		0.00		(1.75)		(2.45)
Net Deferred Premium Revenue		7.28		1.06		0.00		0.00		8.34		12.13
Present Value of Installment Premiums (1) (2)		0.93		6.53		0.00		0.00		7.46		13.68
Asset/Liability Products Adjustment		0.00		0.00		(0.58)		0.00		(0.58)		4.17
Loss Provision (3)		(1.19)		(0.92)		0.00		0.00		(2.11)		(3.39)
Adjusted Book Value (4)		$17.99		$26.13		($3.26)		($0.80)		$40.06		$77.89

(1)The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(2)At December 31, 2008 and December 31, 2007 the discount rate was 5.03% and 5.06%, respectively.
(3)The loss provision is calculated by applying 14.5% to the following items (excluding premiums related to derivatives) on an after-tax basis:
(a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(4)A non-GAAP measure.
CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
(dollars in millions)

	December 31, 2008	December 31, 2007

Capital and Surplus	$3,502.4	$3,663.1
Contingency Reserve	2,594.9	2,718.9

Capital Base	6,097.3	6,382.0

Unearned Premium Reserve	4,170.2	3,762.8
Present Value of Installment Premiums (1)	2,386.3	2,638.6

Premium Resources (2)	6,556.5	6,401.4

Loss and Loss Adjustment Expense Reserves	1,870.6	926.1
Soft Capital Credit Facilities	450.0	850.0

Total Claims-paying Resources	$14,974.4	$14,559.5

Net Debt Service Outstanding (3)	$1,198,348.1	$1,021,925.2

Capital Ratio (4)	197:1	160:1

Claims-paying Ratio (5)	95:1	83:1
(1)	At December 31, 2008 and December 31, 2007 the discount rate was 5.03% and 5.06%, respectively.
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Includes debt service of $291.5 billion assumed via reinsurance of FGIC insured credits in 2008.
(4)	Net debt service outstanding divided by the capital base.
(5)	Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

PROFORMA STATUTORY-BASIS STATEMENTS OF ADMITTED ASSETS, LIABILITIES and CAPITAL and SURPLUS
(Dollars in millions)

	December 31, 2008

	Actual	Proforma

	MBIA Insurance Corporation	MBIA Insurance Corporation		MBIA Illinois

Investments:
Investments (1)	$9,615	4,449		5,166
Securities borrowed	3,344	2,000		1,344
Total cash and investments	12,959	6,449		6,510

Other assets	574	307		267
Total admitted assets	$13,533	6,756		6,777

Liabilities:
Deferred premium revenue	$4,006	527		3,479
Loss and loss adjustment expense reserves	1,871	1,692		179
Contingency reserve	2,595	1,238		1,357
Securities sold under agreements to repurchase	1,344	--		1,344
Other liabilities	214	212		2
Total liabilities	10,030	3,669		6,361

Total capital and surplus	3,503	3,087		416

Total liabilities, capital and surplus	$13,533	6,756		6,777

(1)Investments include bonds, cash, short-term investments, investments in subsidiaries and accrued investment income.

Claim Paying Resources:
Capital and Surplus	$3,503	3,087		416
Contingency Reserve	2,595	1,238		1,357
Capital base	6,098	4,325		1,773

Unearned Premium Reserve	4,170	691		3,479
Present Value of Installment Premiums (2)	2,386	2,088		298
Premium Resources (2)	6,556	2,779		3,777

Loss and LAE Reserves	1,871	1,692		179
Soft Capital Credit Facilities	450	0	(3)	0

Total Claims-Paying Resources	$14,975	8,796		5,729

Net Debt Service Outstanding	1,198,348	290,261		908,087
Capital Ratio (4)	197:1	67:1		512:1
Claims-Paying Ratio (5)	95:1	37:1		206:1
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Does not include $450 million soft capital facility covering net insured losses on U.S. public finance policies which remains with MBIA Corp.
(4)	Net debt service outstanding divided by the capital base.
(5)	Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and LAE reserves, and soft capital credit facilities.

PROFORMA STATUTORY-BASIS STATEMENTS OF ADMITTED ASSETS, LIABILITIES and CAPITAL and SURPLUS
(Dollars in millions)

	September 30, 2008

	Actual	Proforma

	MBIA Insurance Corporation	MBIA Insurance Corporation		MBIA Illinois

Investments:
Investments (1)	$12,295	7,177		5,118
Securities borrowed	722	0		722
Total cash and investments	13,017	7,177		5,840

Other assets	612	345		267
Total admitted assets	$13,629	7,522		6,107

Liabilities:
Deferred premium revenue	$3,999	559		3,440
Loss and loss adjustment expense reserves	2,374	2,207		167
Contingency reserve	2,981	1,993		988
Securities sold under agreements to repurchase	722	--		722
Other liabilities	238	233		5
Total liabilities	10,314	4,992		5,322

Total capital and surplus	3,315	2,530		785

Total liabilities, capital and surplus	$13,629	7,522		6,107

(1)Investments include bonds, cash, short-term investments and investments in subsidiaries.

Claim Paying Resources:
Capital and Surplus	$3,315	2,530		785
Contingency Reserve	2,981	1,993		988
Capital base	6,296	4,523		1,773

Unearned Premium Reserve	4,238	798		3,440
Present Value of Installment Premiums (2)	2,458	2,147		311
Premium Resources (2)	6,696	2,945		3,751

Loss and LAE Reserves	2,374	2,207		167
Soft Capital Credit Facilities	850	400	(3)	0

Total Claims-Paying Resources	$16,216	10,075		5,691

Net Debt Service Outstanding	1,184,131	309,817		874,314
Capital Ratio (4)	188:1	68:1		493:1
Claims-Paying Ratio (5)	85:1	34:1		200:1
(2)	The amounts consist of Financial Guarantee premiums and Insured Derivative premiums.
(3)	Does not include $450 million soft capital facility covering net insured losses on U.S. public finance policies which remains with MBIA Corp.
(4)	Net debt service outstanding divided by the capital base.
(5)

Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and LAE reserves, and soft capital credit facilities.

CONTACT:
MBIA, Media:
Kevin Brown, +1-914-765-3648
or
MBIA, Media:
Elizabeth James, +1-914-765-3889
or
MBIA, Investor Relations:
Greg Diamond +1-914-765-3190